EXHIBIT 10.4

NON-STATUTORY STOCK OPTION AGREEMENT

THIS NON-STATUTORY STOCK OPTION AGREEMENT (“Agreement”) executed March __, 2010 but effective as of February 11, 2010, by and between MAGNUM HUNTER RESOURCES CORPORATION, a Delaware corporation (“Corporation”), and H. C. Ferguson, III (“Optionee”).

R E C I T A L

The Corporation wishes to grant Optionee options to purchase 300,000 shares of the Corporation’s $.01 par value common stock (“Common Stock”) under the Corporation’s 2006 Stock Incentive Plan (“Plan”), on the terms and subject to the conditions set forth below.

A G R E E M E N T

It is hereby agreed as follows:

1.    GRANT OF OPTIONS.  The Corporation hereby grants to Optionee, options (“Options”) to purchase all or any part of 300,000 shares (“Shares”) of the Corporation’s Common Stock, upon the terms and subject to the conditions set forth herein.  The Option and the Shares granted and issued pursuant to this Agreement have been granted and issued under, and are subject to the terms of, the Plan.  The terms of the Plan are incorporated by reference in this Agreement in their entirety, and the Optionee, by execution of this Agreement, acknowledges having received a copy of the Plan.  The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan.  In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail.  All capitalized terms not herein defined shall have the meanings ascribed to them by the Plan.

2.    OPTION PERIOD.  The Options shall partially vest upon the successful achievement of each of the hereinafter defined events (“Vesting Event”) on an individual basis.  Options for each successfully achieved Vesting Event shall become exercisable at any time during the period commencing on February 11, 2010 and expiring on February 11, 2020 unless earlier terminated pursuant to Section 6 of the Agreement or Section 9 of the Plan:

Vesting Event 1 (covering 60,000 Options) shall occur on February 11, 2011 provided that; the Optionee is employed by the Corporation as of the close of business on February 11, 2011.

Vesting Event 2 (covering 60,000 Options) shall occur on February 11, 2011 provided that; the Optionee is employed by the Corporation and that the twelve (12) month average production of the Corporation and its subsidiaries commencing on February 1, 2010 and ending on February 11, 2011 has averaged One Hundred Thousand Barrels of Oil Equivalent (100,000 BOE) per month for twelve (12) months..

Vesting Event 3 (covering 60,000 Options) shall occur at any time prior to February 11, 2011  provided that; the Optionee is employed by the Corporation and that the Common Stock of the Corporation has traded at a daily VWAP of $4.00 or more for 10 consecutive trading days.  The VWAP shall be that as found in the market data provided by Bloomberg, LP.

Vesting Event 4 (covering 60,000 Options) shall occur at any time prior to February 11, 2012 provided that; the Optionee is employed by the Corporation and that the fully diluted market capitalization of the Corporation has reached Four Hundred  Million Dollars ($400,000,000) or greater.

Vesting Event 5 (covering 60,000 Options) shall occur at any time prior to August 31, 2010 provided that; the Optionee is employed by the Corporation and that the Corporation has successfully drilled, completed, and placed on commercial production at least two (2) Marcellus Shale wells and at least two (2) Eagle Ford Shale wells. Successful well as it relates to Marcellus wells means a well with an IP of at least 2.0 Mmcfe per day and internally estimated reserves of 3.0 Bcfe.  Successful well as it relates to Eagle Ford wells means a well with an IP of at least 750 Boe per day and internally estimated reserves of 200,000 Boe.  The Compensation and Nominating Committee retains the authority to toll the deadline for completion herein during the term of any force majeure event.

Notwithstanding the foregoing, in the event of a Change in Control of the Company on or after February 11, 2010, then all Options shall vest and become immediately exercisable in full and will remain exercisable in accordance with their terms.

3.    METHOD OF EXERCISE.  The Options shall be exercisable by Optionee by giving written notice to the Corporation of the election to purchase and of the number of Shares Optionee elects to purchase, such notice to be accompanied by such other executed instruments or documents as may be required by the Corporation pursuant to this Agreement or the Plan, and unless otherwise directed by the Corporation, Optionee shall at the time of such exercise tender the purchase price of the Shares he has elected to purchase.  Optionee may purchase less than the total number of Shares for which the Option is exercisable, provided that a partial exercise of an Option may not be for less than One Hundred (100) Shares.  If Optionee shall not purchase all of the Shares which he is entitled to purchase under the Options, his right to purchase the remaining unpurchased Shares shall continue until expiration of the Options.  The Options shall be exercisable with respect of whole Shares only, and fractional Share interests shall be disregarded.

4.    AMOUNT OF PURCHASE PRICE.  The purchase price (“Purchase Price”) per Share for each Share which Optionee is entitled to purchase under the Options shall be $2.25 per Share.

5.    PAYMENT OF PURCHASE PRICE.  Except as the Corporation may allow in accordance with the Plan, at the time of Optionee’s notice of exercise of the Options, Optionee shall tender in cash or by certified or bank cashier’s check payable to the Corporation, the purchase price for all Shares then being purchased.

6.    EFFECT OF TERMINATION OF EMPLOYMENT OR OTHER RELATIONSHIP.  If an Optionee’s employment or other relationship with the Corporation (or a subsidiary) terminates, the effect of the termination on the Optionee’s rights to acquire Shares shall be as set forth in Section 9 of the Plan.

7.    NONTRANSFERABILITY OF OPTIONS.  The Options shall not be transferable, either voluntarily or by operation of law, except as provided in Section 12.3 of the Plan.

8.    TIME OF GRANTING OPTIONS.  The time the Options shall be deemed granted, sometimes referred to herein as the “date of grant,” shall be February 11, 2010.

9.    PRIVILEGES OF STOCK OWNERSHIP.  Optionee shall not be entitled to the privileges of stock ownership as to any Shares not actually issued and delivered to Optionee.  No Shares shall be purchased upon the exercise of any Options unless and until, in the opinion of the Corporation’s counsel, any then applicable requirements of any laws, or governmental or regulatory agencies having jurisdiction, and of any exchanges upon which the stock of the Corporation may be listed shall have been fully complied with.

10.    SECURITIES LAWS COMPLIANCE.  The Corporation will diligently endeavor to comply with all applicable securities laws before any stock is issued pursuant to the Options.  Without limiting the generality of the foregoing, the Corporation may require from the Optionee such investment representation or such agreement, if any, as counsel for the Corporation may consider necessary in order to comply with the Securities Act of 1933 as then in effect, and may require that the Optionee agree that any sale of the Shares will be made only in such manner as is permitted by the Corporation.  The Corporation may in its discretion cause the Shares underlying the Options to be registered under the Securities Act of 1933 as amended by filing a Form S-8 Registration Statement covering the Options and the Shares underlying the Options.  Optionee shall take any action reasonably requested by the Corporation in connection with registration or qualification of the Shares under federal or state securities laws.

11.    INTENDED TREATMENT AS NON-STATUTORY STOCK OPTIONS.  The Options granted herein are intended to be non-statutory stock options described in U.S. Treasury Regulation (“Treas. Reg.”) §1.83-7 to which Sections 421 and 422 of the Internal Revenue Code of 1986, as amended from time to time (“Code”) do not apply, and shall be construed to implement that intent.  If all or any part of the Options shall not be described in Treas. Reg. §1.83-7 or be subject to Sections 421 and 422 of the Code, the Options shall nevertheless be valid and carried into effect.

12.    SHARES SUBJECT TO LEGEND.  If deemed necessary by the Corporation’s counsel, all certificates issued to represent Shares purchased upon exercise of the Options shall bear such appropriate legend conditions as counsel for the Corporation shall require.

13.    COMPLIANCE WITH APPLICABLE LAWS.  THE CORPORATION’S OBLIGATION TO ISSUE SHARES OF ITS COMMON STOCK UPON EXERCISE OF THE OPTIONS IS EXPRESSLY CONDITIONED UPON THE COMPLETION BY THE CORPORATION OF ANY REGISTRATION OR OTHER QUALIFICATION OF SUCH SHARES UNDER ANY STATE AND/OR FEDERAL LAW OR RULINGS OR REGULATIONS OF ANY GOVERNMENTAL REGULATORY BODY, OR THE MAKING OF SUCH INVESTMENT REPRESENTATIONS OR OTHER REPRESENTATIONS AND UNDERTAKINGS BY THE OPTIONEE OR ANY PERSON ENTITLED TO EXERCISE THE OPTION IN ORDER TO COMPLY WITH THE REQUIREMENTS OF ANY EXEMPTION FROM ANY SUCH REGISTRATION OR OTHER QUALIFICATION OF SUCH SHARES WHICH THE CORPORATION SHALL, IN ITS SOLE DISCRETION, DEEM NECESSARY OR ADVISABLE.  SUCH REQUIRED REPRESENTATIONS AND UNDERTAKINGS MAY INCLUDE REPRESENTATIONS AND AGREEMENTS THAT THE OPTIONEE OR ANY PERSON ENTITLED TO EXERCISE THE OPTION (i) IS NOT PURCHASING SUCH SHARES FOR DISTRIBUTION AND (ii) AGREES TO HAVE PLACED UPON THE FACE AND REVERSE OF ANY CERTIFICATES A LEGEND SETTING FORTH ANY REPRESENTATIONS AND UNDERTAKINGS WHICH HAVE BEEN GIVEN TO THE CORPORATION OR A REFERENCE THERETO.

14.    NO RIGHTS TO CONTINUED EMPLOYMENT OR RELATIONSHIP.  Nothing contained in this Agreement shall obligate the Corporation to employ or have another relationship with Optionee for any period or interfere in any way with the right of the Corporation to reduce Optionee’s compensation or to terminate the employment of or relationship with Optionee at any time.

15.    MISCELLANEOUS.

15.1    Binding Effect.  This Agreement shall bind and inure to the benefit of the successors, assigns, transferees, agents, personal representatives, heirs and legatees of the respective parties.

15.2    Further Acts.  Each party agrees to perform any further acts and execute and deliver any documents which may be necessary to carry out the provisions of this Agreement.

15.3    Amendment.  This Agreement may be amended at any time by the written agreement of the Corporation and the Optionee.

15.4    Syntax.  Throughout this Agreement, whenever the context so requires, the singular shall include the plural, and the masculine gender shall include the feminine and neuter genders.  The headings and captions of the various Sections hereof are for convenience only and they shall not limit, expand or otherwise affect the construction or interpretation of this Agreement.

15.5    Choice of Law.  The parties hereby agree that this Agreement has been executed and delivered in the State of Texas and shall be construed, enforced and governed by the laws thereof.  This Agreement is in all respects intended by each party hereto to be deemed and construed to have been jointly prepared by the parties and the parties hereby expressly agree that any uncertainty or ambiguity existing herein shall not be interpreted against either of them.

15.6    Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

15.7    Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 3:30 p.m. (Houston time) on  any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States (“Business Day”), (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Business Day or later than 3:30 p.m. (Houston time) on any Business Day, (c) the 2nd Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth on the signature pages attached hereto.  All notices and demands to Optionee or the Corporation may be given to them at the following addresses:

If to Optionee:	H. C. Ferguson, III 6266 Burgoyne Houston, Texas 77057

If to Corporation:	Magnum Hunter Resources Corporation 777 Post Oak Blvd. Suite 910 Houston, Texas 77056

Such parties may designate in writing from time to time such other place or places that such notices and demands may be given.

15.8    Entire Agreement.  This Agreement, as governed by and interpreted in accordance with the Plan, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, this Agreement supersedes all prior and contemporaneous agreements and understandings of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth or referred to herein.  No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

15.9    Attorneys’ Fees.  In the event that any party to this Agreement institutes any action or proceeding, including, but not limited to, litigation or arbitration, to preserve, to protect or to enforce any right or benefit created by or granted under this Agreement, the prevailing party in each respective such action or proceeding shall be entitled, in addition to any and all other relief granted by a court or other tribunal or body, as may be appropriate, to an award in such action or proceeding of that sum of money which represents the attorneys’ fees reasonably incurred by the prevailing party therein in filing or otherwise instituting and in prosecuting or otherwise pursuing or defending such action or proceeding, and, additionally, the attorneys’ fees reasonably incurred by such prevailing party in negotiating any and all matters underlying such action or proceeding and in preparation for instituting or defending such action or proceeding.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first set forth above.

“CORPORATION” MAGNUM HUNTER RESOURCES CORPORATION, a Delaware corporation By: /s/ Gary C. Evans Gary C. Evans, Chief Executive Officer “OPTIONEE” /s/ H. C. Ferguson, III H. C. Ferguson, III